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[ ] INDICATES TEXT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED, WHICH
NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION.

                              PURCHASE AGREEMENT

     This PURCHASE AGREEMENT is made as of the 18th day of December, 1997, by and between FAROUDJA LABORATORIES, INC., a California corporation with a place of business at 750 Palomar Avenue, Sunnyvale, CA 94086 ("Buyer"), and AUDIO VIDEO SOURCE, INC., a California corporation with a place of business at 21717 Plummer Street, Chatsworth, CA 91311 ("Seller").

     WHEREAS, Buyer and Seller are parties to an agreement dated August 11, 1997 (the "Letter Agreement") pursuant to which Seller agreed to develop a rear screen projection system exclusively for sale by Buyer; and

     WHEREAS, the parties wish to enter into an agreement pursuant to which Seller will supply to Buyer rear screen projection systems conforming to the specifications set forth on APPENDIX A to this Agreement (the "Product") on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereby agree as follows:

1. During the term of this Agreement, Buyer shall have the right to purchase Products from Seller and Seller agrees to sell the Products to Buyer on the terms and subject to the conditions set forth herein.

2.   Subject to Seller's performance of its obligations under this
     Agreement, Buyer agrees to purchase a minimum of [      ] units of the
     Product. It is Buyer's present intention to purchase approximately [ ] units per month during the 24-month period commencing on the date of the first shipment of the production version of the Product. The parties understand and agree that Buyer's stated intention does not constitute a binding commitment.

3. Concurrently with the execution of this Agreement, Buyer will issue a purchase order for [ ] units to be delivered in December 1997, [ ] units to be delivered in January, 1998 and [ ] units to be delivered in February 1998. The December order shall be firm, the January order may be modified by 50% and the February order may be changed by 100%, in Buyer's discretion. Thereafter, purchase orders will be issued monthly for Products to be produced during the month starting sixty days after the order date and delivered not more than ninety days after the order date. At the beginning of each month, Buyer will also furnish Seller with non-binding forecasts for its requirements during the months starting 90, 120 and 150 days after the order date.

4.   The unit price for the Product is $[     ], FOB Seller's
     production/warehouse facility. The price will not exceed this amount until the earlier of (a) delivery of the first 1,000

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     units, or (b) twelve months from the first delivery of Products.
     Within one month of the occurrence of the earlier of these events, and annually thereafter, the parties agree to review pricing for the next twelve months taking into consideration cost, volume and other relevant factors.

5. Buyer will take steps that are reasonable, in Buyer's sole discretion, to assist Seller in procuring high value items required for the production of the Products. Such assistance may include the purchase of high value components directly by Buyer or actions to support Seller's credit. Seller agrees to advise Buyer of its need for assistance at the earliest possible date and Buyer will consider and act upon requests for assistance promptly, on a case by case basis.

6. To assist Seller in obtaining cabinets for the Products from Hitachi, Buyer agrees to order such cabinets for units to be delivered by Seller during 1997 directly from Hitachi. Seller agrees to purchase all cabinets purchased by Buyer from Hitachi on a pass-through basis, i.e. on the same terms as the Buyer purchases such units from Hitachi.

7. Buyer will supply Seller with Buyer's VP-250 chassis and remote control, at Buyer's sole expense, for integration into the Product.

8. With each Product Seller will supply a remote control for the projector, an operating manual for the projector and a shipping carton.

9. Seller warrants that all Products will be free from defects in design, material and workmanship and conform to the Product specifications set forth on Appendix A (the "Specifications"). Without limiting the foregoing, the Products shall be tested and listed for compliance with FCC (Type B) and DHHS. The warranty shall extend for 90 days from in service date for Products used commercially and for the shorter of (a) 12 months from shipment to an end-user, or (b) 18 months from shipment by Seller for all other Products. Seller will not be responsible for defects due to improper use or modification. With respect to the VP-250, Seller's warranty only relates to integration into the Products. Claims from users including, but not limited to, fitness for application, loss of use or other consequential damages are not covered in any form by Seller.

10. Within 4 months from the date hereof the Products shall be tested and listed for compliance with UL and CSA requirements. Seller will use its best efforts to test and list the Products with CE and SEMKO requirements within the same 4 month period. UL certification will be obtained at no additional cost to Buyer. CSA, CE and SEMKO certification will be obtained at the cost of the approval process plus 15%.

11. Seller's obligations with respect to supply of the Products shall include the following:

        a. Provide projection system conforming to the Specification.
        b. Specify and oversee procurement, manufacture and delivery of cabinets.

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        c. Provide and install mirrors and screens.
        d. Install the projection system.
        e. Align projectors to cabinets.
        f. Install VP250.
        g. Test components and Products in accordance with good industry practices.
        h. Develop and follow mutually agreed quality control measures.

12.  Seller shall provide warranty and repair support for the Products.
     Such obligation shall include, without limitation, the maintenance of a supply of spare and replacement parts necessary to comply with legal and regulatory support requirements and good industry practices. Service will be provided only for units returned to Seller's production facility, freight prepaid. Seller will return units repaired under warranty, freight prepaid, provided, that Seller's responsibility for shipping costs shall be limited to the cost of shipping the projector chassis. If the defect rate for all units exceeds 10% from all causes, or 5% from any one cause, Seller will be responsible for (a) the cost of return shipment, or (b) the cost of one service call with respect to the affected units, at Buyer's option. Seller reserves the right to make reasonable charges for the time involved in servicing units found not to be defective.

13. Seller shall provide customer support for the product including maintenance of a separate phone line for Buyer inquiries or inquiries referred by Buyer. Service literature accompanying the Products will not identify Seller and will instruct customers to contact Buyer directly. Buyer will not refer customer calls to Seller until it has made reasonable efforts to resolve the customer issue internally. Customer support shall be available from the hours of 8am to 6pm Pacific Time. Seller shall supply Buyer with a complete set of service and repair manuals and documentation.

14. Completed products will be stored in a separate, secured area of the production facility. Seller will ship the Products to customer locations in accordance with Buyer's instructions. Seller's fee for storage and drop shipping shall be $100, which approximates Seller's cost of providing such services.

15. Seller will invoice Buyer semi-monthly for all Product completed in accordance with delivery schedules set forth in Buyer's purchase orders and moved to the designated storage area, and weekly when units of the Product are shipped directly to customers. Payment will be made net 30 days from the date of invoice. Title and risk of loss for Products completed and moved to the designated storage area shall shift to Buyer upon receipt of Seller's invoice. Buyer may offset amounts due from Seller to Buyer for high value items purchased by Buyer to support Seller's production efforts against amounts due from Buyer to Seller.

16. The parties agree that information exchanged between the parties relating to this Agreement is confidential information and will be held in confidence in accordance with the non-disclosure agreement between the parties dated August 11, 1997. The parties also agree that the contents and terms of this Agreement shall be confidential

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16.  and not disclosed to any third party unless disclosure is required by law or government regulation.

17. Seller represents and warrants that it has all necessary rights, approvals, authorizations and licenses for Seller to sell the Products to Buyer and for Seller to use, lease, sell or otherwise transfer the Products.

18. This Agreement shall have a term of 2 years from the date hereof and shall be automatically extended in one year increments unless terminated by Buyer with 30 days written notice to Seller.

19. A party may terminate this Agreement if the other party breaches any provision of this Agreement and fails to cure such breach within 30 days written notice of such breach. Notwithstanding the foregoing, repeated failure to deliver Products on schedule shall entitle Buyer to terminate this Agreement even if delivery occurs within the 30 day cure period.

20. A party shall not be liable to the other for any loss incurred due to causes beyond the reasonable control of the party such as riots, storms, fires, war, embargo, government boycott or other governmental action, acts of God or unavailability of key components.

21. The failure to enforce any provision of this Agreement shall not be construed as a waiver of such provision or of the right thereafter to enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach.

22. Seller may not assign (whether by operation of law or otherwise) any of its rights or obligations under this Agreement without the prior written consent of Buyer. Seller has advised Buyer of its intention to form a separate manufacturing company to perform services of the type undertaken in this Agreement. Seller may assign its rights under this Agreement to such a company with the prior written consent of Buyer. Buyer will not unreasonably withhold its consent to such an assignment if Seller demonstrates to the satisfaction of Buyer that the assignment will not result in a diminution of Buyer's rights under this Agreement.

23. Seller agrees that Seller is an independent contractor and not an agent or employee of the Buyer and shall not hold itself out as a legal representative, agent, joint venturer, partner or employee of the Buyer for any purpose whatsoever. Seller has no right or authority to assume or create any obligations of any kind on behalf of Buyer or to bind Buyer in any respect.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FAROUDJA LABORATORIES, INC.            AUDIO VIDEO SOURCE, INC.


By:  /s/ Kenneth S. Boschwitz          By:  /s/  Manh Nguyen
   -----------------------------          -----------------------------
Title: VP Business Development         Title: President
         & General Counsel





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